                                 EXHIBIT 5

                            [TXI LETTERHEAD]



February 16, 1996

                                       RE:  Redemption of $5 Cumulative
                                            Preferred Stock of Texas
                                            Industries, Inc.

To the Holders of Preferred Stock:

     In accordance with actions taken by its Board of Directors:

          -------------------------------------------------------------
            TEXAS INDUSTRIES, INC. (THE "CORPORATION") HEREBY CALLS
          FOR THE REDEMPTION OF ALL OUTSTANDING $5 CUMULATIVE PREFERRED
          STOCK OF THE CORPORATION (THE "PREFERRED STOCK") ON MARCH 29,
                        1996 (THE "REDEMPTION DATE").
          -------------------------------------------------------------

     Pursuant to Article Fourth Section 4 of the Certificate of Incorporation of the Corporation, the outstanding shares of Preferred Stock are redeemable at One Hundred Five Dollars ($105.00) per share plus accumulated, accrued and unpaid dividends to the Redemption Date, such aggregate amount being $105.97 per share.

     EACH HOLDER OF PREFERRED STOCK WILL RECEIVE SUCH $105.97 PER SHARE BY SURRENDERING HIS/HER CERTIFICATES REPRESENTING HIS/HER SHARES OF PREFERRED STOCK, PROPERLY ENDORSED, AT THE OFFICE OF THE TREASURER OF THE CORPORATION AT 1341 W. MOCKINGBIRD LANE, DALLAS, TEXAS 75247.

     Please be advised if any Holder fails to surrender his/her certificate or certificates of $5 Cumulative Preferred Stock by the Redemption Date, such Holders shall have no interest in or claim against the Corporation with respect to such shares of Preferred Stock, except the right to receive payment of the amount payable upon redemption and no more upon surrender of such Holders' certificates. A postage-paid return envelope is enclosed for your convenience.

     If, upon review of this notice, you have any questions, please call Linda English of the Corporation at 214/647-6732.


                                       Very truly yours,

                                       TEXAS INDUSTRIES, INC.



                                       By: /s/ KENNETH R. ALLEN
                                          -----------------------------------
                                           Kenneth R. Allen
                                           Treasurer